Exhibit (a)(2)

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TCW LIQUID ALTERNATIVES TRUST”, CHANGING ITS NAME FROM “TCW LIQUID ALTERNATIVES TRUST” TO “TCW ALTERNATIVE FUNDS”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF FEBRUARY, A.D. 2015, AT 5:16 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 05:16 PM 02/26/2015 FILED 05:16 PM 02/26/2015 SRV 150276325 - 5590013 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

TCW LIQUID ALTERNATIVES TRUST

THIS Certificate of Amendment to Certificate of Trust (this “Certificate of Amendment”) of TCW Liquid Alternatives Trust (the “Trust”) is being duly executed and filed by the undersigned Trustee to amend the Certificate of Trust of the Trust, which was formed as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust amended hereby is TCW Liquid Alternatives Trust.

2. Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to TCW Alternative Funds.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned Trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811 of the Act.

Meredith Jackson, not in her individual capacity but solely as the sole Trustee